Exhibit 99.1

Contact:	Wallace R. Cooney		For Immediate Release
	(703) 345-6470		February 25, 2022

GRAHAM HOLDINGS COMPANY REPORTS
2021 AND FOURTH QUARTER EARNINGS
ARLINGTON, VA - Graham Holdings Company (NYSE: GHC) today reported net income attributable to common shares of $352.1 million ($70.45 per share) for the year ended December 31, 2021, compared to $300.4 million ($58.13 per share) for the year ended December 31, 2020. For the fourth quarter of 2021, the Company reported net income attributable to common shares of $84.7 million ($17.10 per share), compared to $237.1 million ($47.34 per share) for the same period of 2020.
The COVID-19 pandemic and measures taken to prevent its spread significantly impacted the Company’s results for 2020 and 2021, largely from reduced demand for the Company’s products and services. This significant adverse impact is expected to continue into 2022, although at a reduced level. The Company’s management has taken a variety of measures to reduce costs and to implement changes to business operations. The Company cannot predict the severity or duration of the pandemic, the extent to which demand for the Company’s products and services will be adversely affected or the degree to which financial and operating results will be negatively impacted.
The results for 2021 and 2020 were affected by a number of items as described in the following paragraphs. Excluding these items, net income attributable to common shares was $161.9 million ($32.40 per share) for 2021, compared to $159.7 million ($30.91 per share) for 2020. Excluding these items, net income attributable to common shares was $42.4 million ($8.55 per share) for the fourth quarter of 2021, compared to $56.4 million ($11.27 per share) for the fourth quarter of 2020. (Refer to the Non-GAAP Financial Information schedule attached to this release for additional details.)
Items included in the Company’s net income for 2021 are listed below, and fourth quarter activity, if any, is highlighted for each item:
•a $3.9 million net credit related to fair value changes in contingent consideration from prior acquisitions ($0.78 per share);
•a $1.0 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the Federal Communications Commission (FCC) (after-tax impact of $0.8 million, or $0.16 per share); $0.1 million of these gains were recorded in the fourth quarter (after-tax impact of $0.1 million, or $0.02 per share);
•$31.6 million in goodwill and other long-lived asset impairment charges (after-tax impact of $26.0 million, or $5.19 per share); $1.4 million of these charges were recorded in the fourth quarter (after-tax impact of $1.0 million, or $0.21 per share);
•$12.6 million in net earnings of affiliates whose operations are not managed by the Company (after-tax impact of $9.3 million, or $1.86 per share); $13.0 million in net losses were recorded in the fourth quarter (after-tax impact of $9.4 million, or $1.89 per share);
•$4.1 million in interest expense to adjust the fair value of the mandatorily redeemable noncontrolling interest (after-tax impact of $4.0 million, or $0.80 per share); $1.4 million of interest expense was recorded in the fourth quarter (after-tax impact of $1.3 million, or $0.26 per share);
•$1.1 million in expenses related to a non-operating Separation Incentive Program (SIP) at manufacturing (after-tax impact of $0.8 million, or $0.16 per share);
•$243.1 million in net gains on marketable equity securities (after-tax impact of $179.7 million, or $35.96 per share); $66.1 million in net gains were recorded in the fourth quarter (after-tax impact of $50.9 million, or $10.28 per share);
•Non-operating gains, net, of $13.6 million from write-ups, sales and impairments of cost and equity method investments (after-tax impact of $10.1 million, or $2.02 per share); $2.8 million of net gains were recorded in the fourth quarter (after-tax impact of $2.2 million, or $0.44 per share);
•$0.2 million in non-operating foreign currency losses (after-tax impact of $0.1 million, or $0.03 per share); $0.9 million of losses were recorded in the fourth quarter (after-tax impact of $0.6 million, or $0.13 per share); and
•a $17.2 million deferred tax benefit arising from a change in the estimated deferred state income tax rate related to the Company’s pension and other postretirement plans ($3.45 per share); $1.5 million of this benefit was recorded in the fourth quarter ($0.30 per share).
-more-

Items included in the Company’s net income for 2020 are listed below, and fourth quarter activity, if any, is highlighted for each item:
•$27.9 million in goodwill and other long-lived asset impairment charges (after-tax impact of $20.2 million, or $3.92 per share); $0.3 million of these charges were recorded in the fourth quarter (after-tax impact of $0.2 million, or $0.05 per share);
•$16.1 million in restructuring charges at the education division (after-tax impact of $11.9 million, or $2.31 per share); $4.0 million of these charges were recorded in the fourth quarter (after-tax impact of $3.0 million, or $0.59 per share);
•$5.7 million in accelerated depreciation at other businesses (after-tax impact of $4.1 million, or $0.80 per share);
•a $2.9 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC (after-tax impact of $2.3 million, or $0.44 per share); $0.4 million of these gains were recorded in the fourth quarter (after-tax impact of $0.3 million, or $0.06 per share);
•$2.1 million in net losses of affiliates whose operations are not managed by the Company (after-tax impact of $1.6 million, or $0.31 per share); $0.7 million in net earnings were recorded in the fourth quarter (after-tax impact of $0.5 million, or $0.11 per share);
•$8.5 million in interest expense in the fourth quarter to adjust the fair value of the mandatorily redeemable noncontrolling interest ($1.64 per share);
•$11.5 million in expenses related to non-operating SIP activity at the education division and other businesses (after-tax impact of $8.5 million, or $1.64 per share);
•$60.8 million in net gains on marketable equity securities (after-tax impact of $44.7 million, or $8.64 per share); $61.9 million in net gains were recorded in the fourth quarter (after-tax impact of $45.5 million, or $9.08 per share);
•a fourth quarter gain of $209.8 million on the sale of Megaphone (after-tax impact of $154.2 million, or $29.84 per share);
•Non-operating losses, net, of $1.5 million from impairments, sales and write-ups of cost and equity method investments (after-tax impact of $1.1 million, or $0.21 per share); $4.8 million of losses were recorded in the fourth quarter (after-tax impact of $3.5 million, or $0.70 per share);
•$2.2 million in non-operating foreign currency losses (after-tax impact of $1.6 million, or $0.31 per share); $3.0 million of losses were recorded in the fourth quarter (after-tax impact of $2.3 million, or $0.45 per share); and
•$2.9 million in income tax expense related to stock compensation ($0.56 per share); $2.4 million of this expense was recorded in the fourth quarter ($0.48 per share).
Revenue for 2021 was $3,186.0 million, up 10% from $2,889.1 million in 2020. Revenues increased at education, manufacturing, healthcare, automotive and other businesses, partially offset by a decrease at television broadcasting. The Company reported operating income for 2021 of $77.4 million, compared to $100.4 million in 2020. Operating results declined at television broadcasting and manufacturing, partially offset by improvements at education and automotive.
For the fourth quarter of 2021, revenue was $862.9 million, up 10% from $787.0 million in 2020. Revenues increased at education, healthcare, automotive and other businesses, partially offset by declines at television broadcasting and manufacturing. The Company reported operating income of $22.5 million in the fourth quarter of 2021, compared to $46.2 million in 2020. Operating results declined at television broadcasting and other businesses, partially offset by improvements at education and automotive.
Division Results
Education
Education division revenue in 2021 totaled $1,361.2 million, up 4% from $1,305.7 million in 2020. For the fourth quarter of 2021, education division revenue totaled $355.9 million, up 13% from $313.7 million for the same period of 2020.
Kaplan reported operating income of $50.6 million for 2021, an increase from $11.6 million in 2020; Kaplan reported operating income for the fourth quarter of 2021 of $8.6 million, compared to an operating loss of $8.7 million in the fourth quarter of 2020.
The COVID-19 pandemic adversely impacted Kaplan’s operating results beginning in February 2020 and continued through 2021.
-more-

Kaplan serves a large number of students who travel to other countries to study a second language, prepare for licensure, or pursue a higher education degree. Government-imposed travel restrictions and school closures arising from COVID-19 had a significant negative impact on the ability of international students to travel and attend Kaplan’s programs, particularly Kaplan International’s Language programs. In addition, most licensing bodies and administrators of standardized exams postponed or canceled scheduled examinations due to COVID-19, resulting in a significant number of students deciding to defer their studies, negatively impacting Kaplan’s exam preparation education businesses. Overall, if COVID-19 restrictions persist, then Kaplan’s revenues and operating results in 2022 could be adversely impacted, particularly at Kaplan International Languages.
To help mitigate the adverse impact of COVID-19, Kaplan implemented a number of cost reduction and restructuring activities across its businesses. Related to these restructuring activities, for 2021, Kaplan recorded $3.3 million in lease impairment charges (including $1.9 million in property, plant and equipment write-downs). In 2020, Kaplan recorded $13.5 million in lease restructuring costs (including $3.6 million of accelerated depreciation expense) and $6.2 million in severance restructuring costs. Kaplan also recorded $12.3 million in lease impairment charges in connection with these plans in 2020 (including $2.2 million in property, plant and equipment write-downs). Further, Kaplan recorded $12.8 million in non-operating pension expense in 2020 related to workforce reductions completed in the second and third quarters. For the fourth quarter of 2020, Kaplan recorded $1.0 million in lease restructuring costs (including $0.2 million in accelerated depreciation expense), $3.1 million in severance restructuring costs, and $0.3 million in lease impairment charges.
In 2020, Kaplan also accelerated the development and promotion of various online programs and solutions, rapidly transitioned most of its classroom-based programs online and addressed the individual needs of its students and partners, substantially reducing the disruption from COVID-19 while simultaneously adding important new product offerings and operating capabilities. Further, in the fourth quarter of 2020, Kaplan combined its three primary divisions based in the United States (Kaplan Test Prep, Kaplan Professional, and Kaplan Higher Education) into one business known as Kaplan North America (KNA). This combination was designed to enhance Kaplan’s competitiveness by better leveraging its diversified academic and professional portfolio, as well as its relationships with students, universities and businesses. For financial reporting purposes, KNA is reported in two segments: Higher Education and Supplemental Education (combining Kaplan Test Prep and Kaplan Professional (U.S.) into one reporting segment).
A summary of Kaplan’s operating results is as follows:

	Three Months Ended			Twelve Months Ended
	December 31			December 31
(in thousands)	2021	2020	% Change	2021	2020	% Change
Revenue
Kaplan international	$205,561	$165,796	24	$726,875	$653,892	11
Higher education	77,910	72,264	8	317,854	316,095	1
Supplemental education	71,014	73,446	(3)	309,069	327,087	(6)
Kaplan corporate and other	4,020	3,205	25	14,759	12,643	17
Intersegment elimination	(2,560)	(1,018)	—	(7,312)	(4,004)	—
	$355,945	$313,693	13	$1,361,245	$1,305,713	4
Operating Income (Loss)
Kaplan international	$10,172	$(6,008)	—	$33,457	$15,248	—
Higher education	5,982	2,481	—	24,134	24,364	(1)
Supplemental education	3,840	6,856	(44)	36,919	19,705	87
Kaplan corporate and other	(7,340)	(7,295)	(1)	(24,715)	(18,266)	(35)
Amortization of intangible assets	(4,034)	(4,367)	8	(16,001)	(17,174)	7
Impairment of long-lived assets	(45)	(342)	87	(3,318)	(12,278)	73
Intersegment elimination	—	—	—	97	5	—
	$8,575	$(8,675)	—	$50,573	$11,604	—
Kaplan International includes postsecondary education, professional training and language training businesses largely outside the United States. Kaplan International revenue increased 11% in 2021 (5% on a constant currency basis). The increase is due largely to growth at UK Professional and Pathways, partially offset by declines at Languages. Revenue increased 24% in the fourth quarter of 2021 (23% on a constant currency basis) due largely to growth at Languages, UK Professional and Pathways. Kaplan International reported operating income of $33.5 million in 2021, compared to $15.2 million in 2020. The increase in operating results is due to a reduction in losses at Languages and improved results at Pathways and UK Professional. Overall, Kaplan International’s operating results were negatively impacted by $43 million and $55 million in losses, respectively, incurred at Languages from continued significant COVID-19 disruptions in 2021 and 2020. In addition, Kaplan International’s 2020 results include $4.5 million of lease restructuring costs (including $1.6 million in accelerated depreciation expense) and $4.4 million of severance restructuring costs. Kaplan International reported operating income of $10.2 million for the fourth quarter of 2021, compared to an operating loss of $6.0 million in the fourth quarter of 2020; the increase was due to a reduction in losses at Languages and improved results at Pathways. Kaplan International’s
-more-

results for the fourth quarter of 2020 include $2.2 million of severance restructuring costs and $0.6 million in lease restructuring costs. If a continuation of travel restrictions imposed as a result of COVID-19 persists, Kaplan expects the disruption of its Languages business operating environment to continue into 2022.
Higher Education primarily includes the results of Kaplan as a service provider to higher education institutions. In 2021 and the fourth quarter of 2021, Higher Education revenue increased 1% and 8%, respectively, due to an increase in the Purdue Global fee recorded and an increase in revenue from other higher education institutions. In 2021 and 2020, Kaplan recorded a portion of the fee with Purdue Global based on an assessment of its collectability under the TOSA. The Company will continue to assess the collectability of the fee with Purdue Global on a quarterly basis to make a determination as to whether to record all or part of the fee in the future and whether to make adjustments to fee amounts recognized in earlier periods. During 2021 and 2020, Kaplan recorded $34.8 million and $31.6 million, respectively, in fees from Purdue Global in its Higher Education operating results; $9.4 million and $9.0 million in fees are included in the fourth quarter of 2021 and 2020, respectively. Kaplan Higher Education recorded $3.6 million in lease restructuring costs in 2020, of which $0.2 million was accelerated depreciation expense.
Supplemental Education includes Kaplan’s standardized test preparation programs and domestic professional and other continuing education businesses. In November 2021, Supplemental Education acquired two small businesses. Supplemental Education revenue decreased 6% in 2021 and 3% in the fourth quarter of 2021 due to a decline in retail comprehensive test preparation demand and classroom-based course offerings, offset in part by growth in securities, insurance and real estate programs. Operating results increased 87% in 2021 due to savings from restructuring activities implemented in 2020, and $5.4 million of lease restructuring costs ($1.8 million of which was accelerated depreciation) and $1.8 million in severance restructuring costs incurred in 2020. Operating results were down 44% in the fourth quarter of 2021, due to lower revenues and increased marketing and advertising costs, partially offset by $0.9 million in severance restructuring costs and $0.3 million in lease restructuring costs recorded in the fourth quarter of 2020.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. Overall, Kaplan corporate and other expenses increased in 2021 due to normalization of compensation costs compared to 2020, which included salary abatements and reduced incentive compensation accruals.
Television Broadcasting
Revenue at the television broadcasting division decreased 6% to $494.2 million in 2021, from $525.2 million in 2020. The revenue decrease is due to an $89.0 million decline in political advertising revenue, partially offset by increased local and national advertising revenues, which were adversely impacted in 2020 by reduced demand related to the COVID-19 pandemic, a $12.3 million increase in retransmission revenues, and increased revenue from summer Olympics-related advertising revenue at the Company’s NBC affiliates. The increase in local and national television advertising was from growth in the home products, health and fitness, and sports betting categories. In 2021 and 2020, the television broadcasting division recorded $1.0 million and $2.9 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for 2021 was down 23% to $149.4 million, from $194.5 million in 2020, due to reduced revenues and higher network fees. While per subscriber rates from cable and satellite providers have grown, overall cable and satellite subscribers are down due to cord cutting, resulting in low growth in retransmission revenue net of network fees in 2021, which is expected to continue in the future.
For the fourth quarter of 2021, revenue decreased 23% to $134.1 million, from $175.2 million in 2020. The revenue decrease is due to a $50.9 million decline in political advertising revenue, partially offset by increased local and national advertising revenues, which were adversely impacted in 2020 by reduced demand related to the COVID-19 pandemic, and a $3.6 million increase in retransmission revenues. Operating income for the fourth quarter of 2021 decreased 51% to $40.3 million, from $82.4 million in the same period of 2020, due to reduced revenues and higher network fees.
Manufacturing
Manufacturing includes four businesses: Hoover, a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications; Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton, a manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.
Manufacturing revenues increased 10% in 2021 due to significantly increased revenues at Hoover from substantially higher wood prices in 2021 and increased revenues at Joyce/Dayton, partially offset by lower revenues at Forney and declines at Dekko from lower product demand, particularly in the commercial office electrical products
-more-

and hospitality sectors. Wood prices have been highly volatile in 2021 and 2020; overall, Hoover results include gains on inventory sales in 2021 and 2020 from generally increasing wood prices during these years. In the fourth quarter of 2021, Hoover results included gains on inventory sales, compared to losses in the fourth quarter of 2020. Manufacturing operating results declined in 2021 due to $28.0 million in goodwill and other long-lived asset impairment charges; $26.7 million of this charge was recorded at Dekko in the third quarter of 2021, due to continued weakness in demand for certain Dekko products related to the COVID-19 pandemic, increases in labor and commodity costs and related supply chain challenges. Excluding these impairment charges, manufacturing results were down modestly in 2021 due to declines at Dekko and Forney, partially offset by overall improved results at Hoover. Manufacturing revenues decreased 10% in the fourth quarter of 2021, due primarily to declines at Forney. Operating income was down 15% in the fourth quarter of 2021 due to declines at Dekko and Forney, offset by improved results at Hoover.
In the second quarter of 2021, Dekko announced a plan to relocate its manufacturing operations in Shelton, CT to other Dekko manufacturing facilities, which was substantially completed by the end of 2021. In connection with this activity, Dekko implemented a SIP for the affected employees, resulting in $1.1 million in non-operating SIP expense recorded in the second quarter of 2021, to be funded by the assets of the Company's pension plan.
Healthcare
The Graham Healthcare Group (GHG) provides home health and hospice services in four states. In December 2021, GHG acquired two small businesses, one of which expanded GHG’s home health operations into Florida. GHG provides other healthcare services, including nursing care and prescription services for patients receiving in-home infusion treatments through its 75% interest in CSI Pharmacy Holding Company, LLC (CSI). Healthcare revenues increased 13% in 2021 and 22% for the fourth quarter of 2021, largely due to growth at CSI and home health services. The increase in GHG operating results in 2021 is due to improved results from CSI and home health services, partially offset by a decline in results from hospice services. The decline in GHG operating results in the fourth quarter of 2021 is largely due to increased business development costs, partially offset by improved results at CSI.
In the second quarter of 2020, GHG received $7.4 million from the Federal CARES Act Provider Relief Fund. GHG did not apply for these funds; they were disbursed to GHG as a Medicare provider under the CARES Act. Under the Department of Health and Human Services guidelines, these funds may be used to offset revenue reductions and expenses incurred in connection with the COVID-19 pandemic. Of this amount, GHG recorded $5.7 million in revenue in the second and third quarters of 2020, to partially offset the impact of revenue reductions due to the COVID-19 pandemic from the curtailment of elective procedures by health systems and other factors. The remaining amount of $1.7 million was recorded as a credit to operating costs in the second quarter of 2020 to partially offset the impact of costs incurred to procure personal protective equipment for GHG employees and other COVID-19 related costs.
The Company also holds interests in four home health and hospice joint ventures managed by GHG, whose results are included in equity in earnings of affiliates in the Company’s Consolidated Statements of Operations. In 2021 and 2020, the Company recorded equity in earnings of $10.2 million and $9.7 million, respectively, from these joint ventures. The Company recorded equity in earnings of $2.1 million and $1.4 million for the fourth quarter of 2021 and 2020, respectively, from these joint ventures.
Automotive
Automotive includes four automotive dealerships in the Washington, D.C. metropolitan area: Ourisman Lexus of Rockville, Ourisman Honda of Tysons Corner, Ourisman Jeep Bethesda and Ourisman Ford of Manassas. On December 28, 2021, the Company acquired Ford of Manassas located in Manassas, VA from the Battlefield Automotive Group. Christopher J. Ourisman, a member of the Ourisman Automotive Group family of dealerships, and his team of industry professionals operates and manages the dealerships; the Company holds a 90% stake.
Revenues for 2021 increased 27% due to sales growth at each of the three legacy dealerships, due partly to significantly reduced demand for sales and service in the first half of 2020 at the onset of the COVID-19 pandemic in March 2020, and higher average new and used car selling prices as a result of strong consumer demand and inventory shortages related to supply chain disruptions and production delays at vehicle manufacturers. In the first quarter of 2020, the Company’s automotive dealerships recorded a $6.7 million intangible asset impairment charge as a result of the pandemic and the related recessionary conditions. Operating results for 2021 improved significantly from the prior year due to increased sales and margins, in addition to the impairment charge recorded in the first quarter of 2020. Revenues increased 11% in the fourth quarter of 2021 due largely to sales growth at the Jeep dealership; operating results also improved in the fourth quarter of 2021 due to increased sales and margins.
-more-

Other Businesses
Leaf Group
On June 14, 2021, the Company closed on the acquisition of all outstanding shares of common stock of Leaf Group Ltd. (Leaf) at $8.50 per share in an all cash transaction valued at approximately $322 million. Leaf Group, headquartered in Santa Monica, CA, is a consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker).
The Leaf operating results for the period June 14, 2021 to December 31, 2021 are included in other businesses. Leaf has three major operating divisions: Society6 Group and Saatchi Art Group (Marketplace businesses) and the Media Group. Overall, Leaf reported an operating loss for the fourth quarter and second half of 2021.
Clyde’s Restaurant Group
Clyde’s Restaurant Group (CRG) owns and operates eleven restaurants and entertainment venues in the Washington, D.C. metropolitan area, including Old Ebbitt Grill and The Hamilton. As a result of the COVID-19 pandemic, CRG temporarily closed all of its restaurants and venues in March 2020 through mid-June 2020, pursuant to government orders, maintaining limited operations for delivery and pickup. CRG recorded a $9.7 million goodwill and intangible assets impairment charge in the first quarter of 2020. In June 2020, CRG made the decision to close its restaurant and entertainment venue in Columbia, MD effective July 19, 2020, resulting in accelerated depreciation of property, plant and equipment totaling $5.7 million recorded in the second and third quarters of 2020. In December 2020, CRG temporarily closed its restaurant dining rooms in Maryland and the District of Columbia for the second time, reopening again for limited indoor dining service in mid-February 2021. Dining restrictions from government orders were substantially lifted for all of CRG’s operations by the end of the second quarter of 2021.
Overall, CRG incurred significant operating losses in 2021 and 2020 due to limited revenues and costs incurred to maintain its facilities and support its employees; however, the losses incurred in 2021 were significantly lower than the losses in 2020. While CRG operations have been adversely impacted as a result of the pandemic, both revenues and operating results improved substantially in 2021 as the year progressed.
Framebridge
On May 15, 2020, the Company acquired Framebridge, Inc., a custom framing service company, headquartered in Washington, D.C., with two retail locations in the D.C. metropolitan area and a manufacturing facility in Richmond, KY. At the end of 2021, Framebridge had fifteen retail locations in the Washington, D.C., New York City, Atlanta, GA, Philadelphia, PA, Boston, MA and Chicago, IL areas and three manufacturing facilities in Kentucky and New Jersey. Framebridge expects to open four additional stores in the first half of 2022. Framebridge revenues in 2021 increased from the prior year; however, revenues were down modestly in the fourth quarter of 2021 due to limited production capacity related to the challenging labor market and COVID-19 related workforce absences. In the fourth quarter of 2021, Framebridge prioritized the production of holiday guaranteed orders successfully and continue to manage a significant backlog of orders into the first quarter of 2022. Framebridge is an investment stage business and reported significant operating losses in 2021.
Code3
Code3 is a performance marketing agency focused on driving performance for brands through three core elements of digital success: media, creative and commerce. Code3 revenues were relatively flat in 2021 compared to 2020, with strong growth in creative and commerce revenues, offset by a decline in marketing spending by some advertising clients. Code3 revenues were up in the fourth quarter of 2021, due to strong growth in creative and commerce revenues. Code3 reported overall operating losses in 2021 and 2020. For the fourth quarter of 2021, however, Code3 reported operating income due largely to revenue growth. In the second quarter of 2021, Code3 recorded a $1.6 million lease impairment charge (including $0.4 million in property, plant and equipment write-downs). Excluding this impairment charge, Code3 reported operating income for 2021. In the second quarter of 2020, Code3 recorded a $1.5 million lease impairment charge (including $0.1 million in property, plant and equipment write-downs) in connection with a restructuring plan that included other cost reduction initiatives. These initiatives included the approval of a SIP that reduced the number of employees at Code3, resulting in $1.0 million in non-operating pension expense in the second quarter of 2020.
Megaphone
Megaphone was sold by the Company to Spotify in December 2020.

-more-

Other
Other businesses also include Slate and Foreign Policy, which publish online and print magazines and websites; and four investment stage businesses, CyberVista, Decile and Pinna, as well as City Cast, a local daily podcast business that began operations in 2021. All of these businesses reported revenue increases in 2021. Losses from each of these six businesses in 2021 adversely affected operating results.
Overall, for 2021, operating revenues for other businesses increased due largely to increases from the Leaf and Framebridge acquisitions and increases at CRG, partially offset by declines due to the sale of Megaphone in December 2020. Revenues from other businesses increased in the fourth quarter of 2021, due largely to the Leaf acquisition and increases at CRG, partially offset by declines due to the sale of Megaphone in December 2020. Operating results declined in 2021 due to increased losses at Framebridge and losses at Leaf, partially offset by improvements at CRG, in addition to the goodwill and other long-lived asset impairment charges recorded in the first quarter of 2020 at CRG. Operating results declined in the fourth quarter of 2021 due to increased losses at Framebridge and losses at Leaf, partially offset by improvements at CRG.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions. Corporate office expenses increased in 2021 due primarily to higher compensation costs, offset by a credit related to the fair value change in contingent consideration related to the Framebridge acquisition.
Equity in Earnings of Affiliates
At December 31, 2021, the Company held an approximate 12% interest in Intersection Holdings, LLC (Intersection), a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company also holds interests in several other affiliates, including a number of home health and hospice joint ventures managed by GHG and two joint ventures managed by Kaplan. The Company recorded equity in earnings of affiliates of $17.9 million and $6.7 million for 2021 and 2020, respectively. These amounts include $12.6 million in net earnings for 2021 and $2.1 million in net losses for 2020 from affiliates whose operations are not managed by the Company; this includes losses from the Company’s investment in Intersection for 2021. The Company also recorded $6.4 million in write-downs in equity in earnings of affiliates related to one of its investments in the third quarter of 2021 and $3.6 million in write-downs in equity in earnings of affiliates related to two of its investments in the first quarter of 2020.
Net Interest Expense and Related Balances
In October 2021, the automotive subsidiary of the Company borrowed $24.75 million and entered into an interest rate swap to fix the interest rate on the debt at 4.118% per annum; the proceeds from this borrowing were used to repay the outstanding balance of the automotive subsidiary debt that was due on January 31, 2029. The automotive subsidiary is required to repay the loan over a 10-year period by making monthly installment payments and one final payment on October 1, 2031. Additionally, in connection with the Ford automotive dealership acquisition, in December 2021, the automotive subsidiary borrowed $22.5 million, which bears interest at SOFR plus 2.05% per annum. The automotive subsidiary is required to repay the loan over a 10-year period by making monthly installment payments.
The Company incurred net interest expense of $30.5 million in 2021, compared to $34.4 million in 2020; net interest expense totaled $8.1 million and $15.1 million for the fourth quarter of 2021 and 2020, respectively. The Company recorded net interest expense of $4.1 million in 2021 and $1.4 million in the fourth quarter of 2021 to adjust the fair value of the mandatorily redeemable noncontrolling interest at GHG. The Company recorded interest expense of $8.5 million to adjust the fair value of the mandatorily redeemable noncontrolling interest at GHG in the fourth quarter of 2020.
At December 31, 2021, the Company had $667.5 million in borrowings outstanding at an average interest rate of 4.3%, and cash, marketable securities and other investments of $983.3 million. At December 31, 2021, the Company had $209.6 million outstanding on its $300 million revolving credit facility. At December 31, 2020, the Company had $512.6 million in borrowings outstanding at an average interest rate of 5.1%, and cash, marketable securities and other investments of $1,010.6 million.
Non-Operating Pension and Postretirement Benefit Income, Net
The Company recorded net non-operating pension and postretirement benefit income of $109.2 million in 2021, compared to $59.3 million in 2020. The Company recorded net non-operating pension and postretirement benefit income of $27.7 million for the fourth quarter of 2021, compared to $18.3 million for the fourth quarter of 2020.
-more-

In the second quarter of 2021, the Company recorded $1.1 million in expenses related to a non-operating SIP at manufacturing. In the third quarter of 2020, the Company recorded $7.8 million in expenses related to a non-operating SIP at the education division. In the second quarter of 2020, the Company recorded $6.0 million in expenses related to a non-operating SIP at the education division and other businesses.
Gain on Marketable Equity Securities, Net
The Company recognized $243.1 million and $60.8 million in net gains on marketable equity securities in 2021 and 2020, respectively. The Company recognized $66.1 million and $61.9 million in net gains on marketable equity securities in the fourth quarter of 2021 and 2020, respectively.
Other Non-Operating Income
The Company recorded total other non-operating income, net, of $32.6 million in 2021, compared to $214.5 million in 2020. The 2021 amounts included $11.8 million in fair value increases on cost method investments; $9.4 million in gains on sales of cost method investments; $3.8 million in gains related to sales of businesses and contingent consideration and other items. The 2020 amounts included $213.3 million in net gains related to sales of businesses and contingent consideration; $4.2 million in fair value increases on cost method investments; $3.7 million gain on acquiring a controlling interest in an equity affiliate; $1.4 million net gain on sales of equity affiliates and other items; partially offset by $7.3 million in impairments on cost method investments; and $2.2 million in foreign currency losses.
For the fourth quarter of 2021, the Company recorded other non-operating income, net, of $4.9 million, compared to $203.5 million for the fourth quarter of 2020. The 2021 amounts included $2.6 million in net gains on sales of cost method investments; $1.3 million in fair value increases on cost method investments; $1.0 million in gains related to sales of businesses and contingent consideration and other items. The 2020 amounts included $210.8 million in net gains related to sales of businesses and contingent consideration; and other items, partially offset by $4.8 million in impairments on cost method investments and $3.0 million in foreign currency losses.
Provision for Income Taxes
The Company’s effective tax rate for 2021 was 21.4%. The Company’s effective tax rate for 2021 was favorably impacted by a $17.2 million deferred tax adjustment arising from a change in the estimated deferred state income tax rate attributable to the apportionment formula used in the calculation of deferred taxes related to the Company’s pension and other postretirement plans. Excluding this $17.2 million benefit, the overall income tax rate for 2021 was 25.2%.
The Company’s effective tax rate for 2020 was 26.3%. In 2020, the Company recorded income tax expense related to stock compensation of $2.9 million. Excluding this $2.9 million expense, the overall income tax rate for 2020 was 25.6%.
Earnings Per Share
The calculation of diluted earnings per share for 2021 and the fourth quarter of 2021 was based on 4,965,326 and 4,921,546 weighted average shares, respectively, compared to 5,139,174 and 4,982,448 weighted average shares, respectively, for 2020 and the fourth quarter of 2020. At December 31, 2021, there were 4,906,066 shares outstanding. On September 10, 2020, the Board of Directors authorized the Company to acquire up to 500,000 shares of Class B common stock; the Company has remaining authorization for 270,182 shares as of December 31, 2021.

Forward-Looking Statements
All public statements made by the Company and its representatives that are not statements of historical fact, including certain statements in this press release, in the Company’s Annual Report on Form 10-K and in the Company’s 2021 Annual Report to Stockholders, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on the Company’s operations, financial results, liquidity and cash flows. Other forward-looking statements include comments about expectations related to acquisitions or dispositions or related business activities, including the TOSA, the Company’s business strategies and objectives, anticipated results of license renewal applications, the prospects for growth in the Company’s various business operations and the Company’s future financial performance. As with any projection or forecast, forward-looking statements are subject to various risks and uncertainties, including the risks and uncertainties described in Item 1A of the Company’s Annual Report on Form 10-K, that could cause actual results or events to differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by or on behalf of the Company. The Company assumes no obligation to update any forward-looking statement after the date on which such statement is made, even if new information subsequently becomes available.
-more-

GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31%
(in thousands, except per share amounts)	2021	2020	Change
Operating revenues	$862,931	$787,011	10
Operating expenses	805,420	710,171	13
Depreciation of property, plant and equipment	19,529	16,159	21
Amortization of intangible assets	14,063	14,138	(1)
Impairment of long-lived assets	1,372	342	—
Operating income	22,547	46,201	(51)
Equity in (losses) earnings of affiliates, net	(10,254)	2,937	—
Interest income	722	876	(18)
Interest expense	(8,799)	(16,008)	(45)
Non-operating pension and postretirement benefit income, net	27,666	18,287	51
Gain on marketable equity securities, net	66,107	61,926	7
Other income, net	4,894	203,524	(98)
Income before income taxes	102,883	317,743	(68)
Provision for income taxes	17,800	80,800	(78)
Net income	85,083	236,943	(64)
Net (income) loss attributable to noncontrolling interests	(402)	198	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$84,681	$237,141	(64)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$17.14	$47.45	(64)
Basic average number of common shares outstanding	4,909	4,970
Diluted net income per common share	$17.10	$47.34	(64)
Diluted average number of common shares outstanding	4,922	4,982
-more-

GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Twelve Months Ended
	December 31%
(in thousands, except per share amounts)	2021	2020	Change
Operating revenues	$3,185,974	$2,889,121	10
Operating expenses	2,946,374	2,627,507	12
Depreciation of property, plant and equipment	71,415	74,257	(4)
Amortization of intangible assets	57,870	56,780	2
Impairment of goodwill and other long-lived assets	32,940	30,170	9
Operating income	77,375	100,407	(23)
Equity in earnings of affiliates, net	17,914	6,664	—
Interest income	3,409	3,871	(12)
Interest expense	(33,943)	(38,310)	(11)
Non-operating pension and postretirement benefit income, net	109,230	59,315	84
Gain on marketable equity securities, net	243,088	60,787	—
Other income, net	32,554	214,534	(85)
Income before income taxes	449,627	407,268	10
Provision for income taxes	96,300	107,300	(10)
Net income	353,327	299,968	18
Net (income) loss attributable to noncontrolling interests	(1,252)	397	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$352,075	$300,365	17
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$70.65	$58.30	21
Basic average number of common shares outstanding	4,951	5,124
Diluted net income per common share	$70.45	$58.13	21
Diluted average number of common shares outstanding	4,965	5,139
-more-

GRAHAM HOLDINGS COMPANY
BUSINESS DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31		%	December 31		%
(in thousands)	2021	2020	Change	2021	2020	Change
Operating Revenues
Education	$355,945	$313,693	13	$1,361,245	$1,305,713	4
Television broadcasting	134,088	175,174	(23)	494,177	525,212	(6)
Manufacturing	101,276	112,750	(10)	458,125	416,137	10
Healthcare	62,846	51,595	22	223,030	198,196	13
Automotive	84,367	75,856	11	327,069	258,144	27
Other businesses	124,876	58,394	—	324,353	187,347	73
Corporate office	—	—	—	—	—	—
Intersegment elimination	(467)	(451)	—	(2,025)	(1,628)	—
	$862,931	$787,011	10	$3,185,974	$2,889,121	10
Operating Expenses
Education	$347,370	$322,368	8	$1,310,672	$1,294,109	1
Television broadcasting	93,797	92,824	1	344,755	330,714	4
Manufacturing	99,176	110,292	(10)	474,173	403,809	17
Healthcare	57,035	45,617	25	196,224	172,089	14
Automotive	81,411	75,423	8	315,298	264,340	19
Other businesses	145,868	77,090	89	410,477	273,303	50
Corporate office	16,194	17,647	(8)	59,025	51,978	14
Intersegment elimination	(467)	(451)	—	(2,025)	(1,628)	—
	$840,384	$740,810	13	$3,108,599	$2,788,714	11
Operating Income (Loss)
Education	$8,575	$(8,675)	—	$50,573	$11,604	—
Television broadcasting	40,291	82,350	(51)	149,422	194,498	(23)
Manufacturing	2,100	2,458	(15)	(16,048)	12,328	—
Healthcare	5,811	5,978	(3)	26,806	26,107	3
Automotive	2,956	433	—	11,771	(6,196)	—
Other businesses	(20,992)	(18,696)	(12)	(86,124)	(85,956)	0
Corporate office	(16,194)	(17,647)	8	(59,025)	(51,978)	(14)
	$22,547	$46,201	(51)	$77,375	$100,407	(23)
Depreciation
Education	$8,634	$7,284	19	$32,113	$31,759	1
Television broadcasting	3,540	3,642	(3)	14,018	13,830	1
Manufacturing	2,462	2,723	(10)	9,808	10,333	(5)
Healthcare	343	314	9	1,313	1,665	(21)
Automotive	601	282	—	2,156	2,017	7
Other businesses	3,798	1,736	—	11,376	13,947	(18)
Corporate office	151	178	(15)	631	706	(11)
	$19,529	$16,159	21	$71,415	$74,257	(4)
Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Education	$4,079	$4,709	(13)	$19,319	$29,452	(34)
Television broadcasting	1,359	1,359	—	5,440	5,440	—
Manufacturing	6,836	6,987	(2)	52,974	28,099	89
Healthcare	789	780	1	3,106	4,220	(26)
Automotive	—	—	—	—	6,698	—
Other businesses	2,372	645	—	9,971	13,041	(24)
Corporate office	—	—	—	—	—	—
	$15,435	$14,480	7	$90,810	$86,950	4
Pension Expense
Education	$2,337	$2,497	(6)	$9,357	$10,024	(7)
Television broadcasting	883	814	8	3,575	3,263	10
Manufacturing	320	317	1	1,282	1,424	(10)
Healthcare	140	136	3	561	543	3
Automotive	—	—	—	—	—	—
Other businesses	441	422	5	1,755	1,698	3
Corporate office	1,616	1,426	13	6,461	5,704	13
	$5,737	$5,612	2	$22,991	$22,656	1
-more-

GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31		%	December 31		%
(in thousands)	2021	2020	Change	2021	2020	Change
Operating Revenues
Kaplan international	$205,561	$165,796	24	$726,875	$653,892	11
Higher education	77,910	72,264	8	317,854	316,095	1
Supplemental education	71,014	73,446	(3)	309,069	327,087	(6)
Kaplan corporate and other	4,020	3,205	25	14,759	12,643	17
Intersegment elimination	(2,560)	(1,018)	—	(7,312)	(4,004)	—
	$355,945	$313,693	13	$1,361,245	$1,305,713	4
Operating Expenses
Kaplan international	$195,389	$171,804	14	$693,418	$638,644	9
Higher education	71,928	69,783	3	293,720	291,731	1
Supplemental education	67,174	66,590	1	272,150	307,382	(11)
Kaplan corporate and other	11,360	10,500	8	39,474	30,909	28
Amortization of intangible assets	4,034	4,367	(8)	16,001	17,174	(7)
Impairment of long-lived assets	45	342	(87)	3,318	12,278	(73)
Intersegment elimination	(2,560)	(1,018)	—	(7,409)	(4,009)	—
	$347,370	$322,368	8	$1,310,672	$1,294,109	1
Operating Income (Loss)
Kaplan international	$10,172	$(6,008)	—	$33,457	$15,248	—
Higher education	5,982	2,481	—	24,134	24,364	(1)
Supplemental education	3,840	6,856	(44)	36,919	19,705	87
Kaplan corporate and other	(7,340)	(7,295)	(1)	(24,715)	(18,266)	(35)
Amortization of intangible assets	(4,034)	(4,367)	8	(16,001)	(17,174)	7
Impairment of long-lived assets	(45)	(342)	87	(3,318)	(12,278)	73
Intersegment elimination	—	—	—	97	5	—
	$8,575	$(8,675)	—	$50,573	$11,604	—
Depreciation
Kaplan international	$5,869	$4,780	23	$21,472	$19,562	10
Higher education	1,010	845	20	3,658	3,082	19
Supplemental education	1,640	1,559	5	6,544	8,724	(25)
Kaplan corporate and other	115	100	15	439	391	12
	$8,634	$7,284	19	$32,113	$31,759	1
Pension Expense
Kaplan international	$70	$99	(29)	$291	$433	(33)
Higher education	1,111	1,037	7	4,440	4,150	7
Supplemental education	953	1,052	(9)	3,814	4,207	(9)
Kaplan corporate and other	203	309	(34)	812	1,234	(34)
	$2,337	$2,497	(6)	$9,357	$10,024	(7)
-more-

NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding net income excluding certain items described below reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;
•the ability to identify trends in the Company’s underlying business; and
•a better understanding of how management plans and measures the Company’s underlying business.
Net income excluding certain items should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following tables reconcile the non-GAAP financial measures to the most directly comparable GAAP measures:
-more-

	Three Months Ended December 31
	2021			2020
(in thousands, except per share amounts)	Income before income taxes	Income Taxes	Net Income	Income before income taxes	Income Taxes	Net Income
Amounts attributable to Graham Holdings Company Common Stockholders
As reported	$102,883	$17,800	$85,083	$317,743	$80,800	$236,943
Attributable to noncontrolling interests			(402)			198
Attributable to Graham Holdings Company Stockholders			84,681			237,141
Adjustments:
Restructuring charges at the education division	—	—	—	3,991	1,025	2,966
Reduction to operating expenses in connection with the broadcast spectrum repacking	(104)	(22)	(82)	(371)	(83)	(288)
Goodwill and other long-lived asset impairment charges	1,372	323	1,049	342	94	248
Net losses (earnings) of affiliates whose operations are not managed by the Company	13,041	3,658	9,383	(739)	(196)	(543)
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest	1,362	93	1,269	8,483	—	8,483
Net gains on marketable equity securities	(66,107)	(15,194)	(50,913)	(61,926)	(16,425)	(45,501)
Non-operating (gain) loss, net, from cost and equity method investments	(2,812)	(651)	(2,161)	4,750	1,260	3,490
Gain on sale of Megaphone	—	—	—	(209,787)	(55,580)	(154,207)
Foreign currency loss	853	219	634	3,030	779	2,251
Tax benefit related to the Company’s pension and other postretirement plans	—	1,478	(1,478)	—	—	—
Tax expense related to stock compensation	—	—	—	—	(2,401)	2,401
Net Income, adjusted (non-GAAP)			$42,382			$56,441

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share, as reported			$17.10			$47.34
Adjustments:
Restructuring charges at the education division			—			0.59
Reduction to operating expenses in connection with the broadcast spectrum repacking			(0.02)			(0.06)
Goodwill and other long-lived asset impairment charges			0.21			0.05
Net losses (earnings) of affiliates whose operations are not managed by the Company			1.89			(0.11)
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest			0.26			1.69
Net gains on marketable equity securities			(10.28)			(9.08)
Non-operating (gain) loss, net, from cost and equity method investments			(0.44)			0.70
Gain on sale of Megaphone			—			(30.78)
Foreign currency loss			0.13			0.45
Tax benefit related to the Company’s pension and other postretirement plans			(0.30)			—
Tax expense related to stock compensation			—			0.48
Diluted income per common share, adjusted (non-GAAP)			$8.55			$11.27

The adjusted diluted per share amounts may not compute due to rounding.
-more-

	Twelve Months Ended December 31
	2021			2020
(in thousands, except per share amounts)	Income before income taxes	Income Taxes	Net Income	Income before income taxes	Income Taxes	Net Income
Amounts attributable to Graham Holdings Company Common Stockholders
As reported	$449,627	$96,300	$353,327	$407,268	$107,300	$299,968
Attributable to noncontrolling interests			(1,252)			397
Attributable to Graham Holdings Company Stockholders			$352,075			$300,365
Adjustments:
Net credit related to fair value changes in contingent consideration from prior acquisitions	(3,900)	—	(3,900)	—	—	—
Restructuring charges at the education division	—	—	—	16,075	4,131	11,944
Accelerated depreciation at other businesses	—	—	—	5,694	1,569	4,125
Reduction to operating expenses in connection with the broadcast spectrum repacking	(1,018)	(222)	(796)	(2,911)	(655)	(2,256)
Goodwill and other long-lived asset impairment charges	31,564	5,607	25,957	27,934	7,700	20,234
Net (earnings) losses of affiliates whose operations are not managed by the Company	(12,556)	(3,273)	(9,283)	2,148	570	1,578
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest	4,077	93	3,984	8,483	—	8,483
Charges related to non-operating SIP	1,118	297	821	11,548	3,071	8,477
Net gains on marketable equity securities	(243,088)	(63,359)	(179,729)	(60,787)	(16,122)	(44,665)
Non-operating (gain) loss, net, from cost and equity method investments	(13,576)	(3,485)	(10,091)	1,490	395	1,095
Gain on sale of Megaphone	—	—	—	(209,787)	(55,580)	(154,207)
Foreign currency loss	175	44	131	2,153	553	1,600
Tax benefit related to the Company’s pension and other postretirement plans	—	17,220	(17,220)	—	—	—
Tax expense related to stock compensation	—	—	—	—	(2,912)	2,912
Net Income, adjusted (non-GAAP)			$161,949			$159,685

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share, as reported			$70.45			$58.13
Adjustments:
Net credit related to fair value changes in contingent consideration from prior acquisitions			(0.78)			—
Restructuring charges at the education division			—			2.31
Accelerated depreciation at other businesses			—			0.80
Reduction to operating expenses in connection with the broadcast spectrum repacking			(0.16)			(0.44)
Goodwill and other long-lived asset impairment charges			5.19			3.92
Net (earnings) losses of affiliates whose operations are not managed by the Company			(1.86)			0.31
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest			0.80			1.64
Charges related to non-operating SIP			0.16			1.64
Net gains on marketable equity securities			(35.96)			(8.64)
Non-operating (gain) loss, net, from cost and equity method investments			(2.02)			0.21
Gain on sale of Megaphone			—			(29.84)
Foreign currency loss			0.03			0.31
Tax benefit related to the Company’s pension and other postretirement plans			(3.45)			—
Tax expense related to stock compensation			—			0.56
Diluted income per common share, adjusted (non-GAAP)			$32.40			$30.91

The adjusted diluted per share amounts may not compute due to rounding.
# # #